Exhibit 10.1.ag

SECOND AMENDMENT TO THE
AGL RESOURCES INC.
OFFICER INCENTIVE PLAN

This Second Amendment to the AGL Resources Inc. Officer Incentive Plan (the “Plan”), is made and entered into this ____ day of December, 2008, by AGL Resources Inc. (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company adopted the Plan for the purposes set forth therein; and

WHEREAS, pursuant to Section 7.7 of the Plan, the Board of Directors of the Company has the right to amend the Plan with respect to certain matters; and

WHEREAS, the Board of Directors has approved and authorized this Amendment to the Plan;

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended, effective as of the date hereof, in the following particulars:

FURTHER RESOLVED, that this Second Amendment shall be effective with respect to all awards outstanding under the Plan as of the date hereof.

1.

Section 2.6 of the Plan is hereby amended, effective as of December __, 2008, by deleting such section in its entirety and replacing it with the following:

“2.6           “Change in Control” shall mean the earliest of the following to occur:

a.
The date any one person, or more that one person acting as a group (as determined under Treasury Regulation 1.409A-3(i)(5)(v)(B), a “Group”), acquires ownership of stock of the Company that, together with stock held by such person or Group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company.  If any one person or Group is considered to own more than 50% of the total fair market value or total voting power of the Company, the acquisition of additional control of the Company by the same person or Group is not considered to cause a Change in Control of the Company;

b.
The date any one person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company;

c.
The date a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of their appointment or election; or

d.
The date that any one person or Group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all assets of the Company immediately before such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the Company, or the assets being disposed of, determined without regard to any liabilities associated with such assets.

It is intended that there will be a Change in Control under the OIP only to the extent such event or transaction would constitute a “change in control event” as such term is defined in Treasury Regulation Section 1.409A-3(i)(5) and thus the provisions of the definition of Change in Control shall be applied and interpreted consistent with the provisions of such Treasury Regulation, as amended from time to time; recognizing however, that the definition of Change in Control in the OIP may be more restrictive in certain respects than the definition contained in Treasury Regulation Section 1.409A-3(i)(5).”

2.

Except as specifically set forth herein, the terms of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to the Plan to be executed by its duly authorized officer as of the date first above written.

AGL RESOURCES INC.

By: